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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into by and between CombiMatrix Corporation (the "Company") and Patrick A. Quarles ("Employee"), as of the 12th day of June 2000.


I.      EMPLOYMENT.

        The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from July 17, 2000 to and including July 16, 2004. This Agreement is subject to renewal only as set forth in Section VI below.


II.     DUTIES.

        A. Employee shall serve during the course of his employment as President, and Chief Operating Officer of the Company. Employee's duties and responsibilities shall include management of Advanced Development, Product Development, Manufacturing and such other duties and responsibilities as Company's CEO or Board of Directors shall reasonably determine from time to time consistent with Employee's initial duties and responsibilities.

        B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as (a) a director or trustee of other corporations or businesses or (b) a member of advisory boards or industry associations, in each case, which are not in competition with the business of the Company or Acacia Research Corporation ("Acacia") or any of its and their present or future affiliates; provided that such activities do not interfere with his responsibilities to Company or the performance of his duties for Company. Nothing herein shall prevent Employee from investing in real estate for his own account or from becoming a partner or a stockholder in any corporation, partnership or other venture not in competition with the business of Acacia or the Company or any of its and their current or future affiliates. In addition, Employee may provide services to Acacia for purposes of identifying and evaluating possible investments by Acacia.

        C. For the term of this Agreement, Employee shall report to the Chief Executive Officer of the Company.


III.    COMPENSATION.

        A. Base Salary. The Company will pay to Employee a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee's salary but it may not reduce it during the time he serves as an Officer of the Company.


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        B. Bonus, Incentive, Savings and Retirement Plans. Employee shall be eligible to be considered for a discretionary bonus by Company's Board of Directors to the extent applicable generally to other peer executives of the Company. In addition, Employee shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company.

        C. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company including, without limitation, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs, but specifically excluding medical, prescription medicines and dental coverage (hereinafter referred to collectively as the "Welfare Benefit Plans") to the extent applicable generally to other peer executives of the Company. In lieu of medical, prescription and dental coverage, the Company shall pay Employee a stipend equal to fifteen percent (15%) of his base salary. This stipend will be paid coincident with each normal payroll check.

        D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other senior executives of the Company.

        E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of the Company.

        F. Vacation. Employee shall be entitled to at least four weeks per year paid vacation.


IV.     TERMINATION.

        A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice in accordance with Section XIX of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Employee, provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

        B. Cause. The Company may terminate Employee's employment for Cause. For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that Employee has engaged in or committed: a criminal felony; fraud; refusal or unwillingness to perform his


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duties, provided such refusal or unwillingness is not based on Employee's good faith compliance with applicable legal or ethical standards; sexual harassment; violation of any fiduciary duty to the Company; violation of any duty of loyalty to the Company; or any material uncured (after reasonable written notice and reasonable time to cure) breach of any term of this Agreement.

        C. Other than Cause or Death or Disability. The Company may terminate Employee's employment at any time, with or without Cause, upon written notice to Employee.

        D. Resignation. Employee may voluntarily terminate his employment with the Company with 30 days prior written notice to the Company.

        E. Obligations of the Company Upon Termination.

                1. Death or Disability or Resignation. If Employee's employment is terminated by reason of Employee's Death or Disability or voluntarily by Employee, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee's annual base salary through the date of termination to the extent not theretofore paid and
        (ii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash upon termination; and (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable Welfare Benefit Plans.

                2. Cause. If Employee's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-E-2, then the Company's decision to terminate shall be deemed to have been made under Section IV-E-3 and the amounts payable thereunder shall be the only amounts Employee may receive under this Agreement for his termination.

                3. Other than Cause or Death or Disability. If the Company terminates Employee's employment for other than Cause or Death or Disability, this Agreement shall terminate without further obligations under this Agreement to Employee other than the prompt payment to Employee of a lump sum equal to the aggregate of (a) Accrued Obligations and (b) twelve months of Employee's base salary and target bonus less standard withholdings and other authorized deductions, provided, however, that if the Company terminates Employee's employment for other than Cause, Death or Disability within one year following a Change of Control (as defined below) of the Company, then the Company will promptly pay to Employee a lump sum equal to the aggregate of (a) Accrued Obligations and (b) the aggregate of twenty four months of Employee's base salary and target bonus less standard withholdings and other authorized deductions. For the purposes of this Agreement, "Change in Control" shall mean (i) any person or entity (or group of affiliated


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        persons or entities) other than Acacia acquires, in one or more transactions, ownership of 50.0% or more of the outstanding shares of Common Stock of the Company or (ii) any sale, transfer or other conveyance of all or substantially all of the Company's assets in one transaction or a series of related transactions.

V.      ARBITRATION.

        Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration under the rules of the American Arbitration Association, to be held in Seattle. In the event either party institutes arbitration under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.


VI.     RENEWAL.

        This Agreement shall be automatically renewed for one additional year each year after the expiration of the stated term, unless one party or the other gives notice, in writing, at least thirty (30) days prior to the expiration of this Agreement (or any renewal) of their desire to terminate the Agreement or modify its terms.


VII.    ANTISOLICITATION.

        Employee promises and agrees that during the term of this Agreement and for a period of 12 months after the termination of his employment, he will not personally influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.


VIII.   SOLICITING EMPLOYEES.

        Employee promises and agrees that he will not, for a period of one year following termination of his employment or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $25,000 or more as a Company employee during the last six months of his or his own employment to work for any other business, individual, partnership, firm, corporation, or other entity.


IX.     CONFIDENTIAL INFORMATION.

        A. Employee, in the performance of Employee's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including, but in no way limited, to business plans and strategies, development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain


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(collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless (i) such Confidential Material ceases (through no fault of Employee's) to be confidential because it has become part of the public domain or (ii) such disclosure is compelled by legal process or court order (in which case Employee shall immediately notify the Company and cooperate with the Company in any motion made by the Company to oppose such disclosure). All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Employee prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee's possession or under Employee's control. Confidential Material shall not include any information or material that (a) is or becomes within the public domain through no act of Employee in breach of this Agreement, (b) was in the possession of Employee prior to its disclosure hereunder, (c) is independently developed by Employee without reference to the Confidential Material, (d) is received from another source without any restriction on use or disclosure, or
(e) is required by law to be disclosed.

        B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and any time before, during or after Employee's employment with the Company shall constitute Unfair Competition. Employee agrees that Employee shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.


X.      SUCCESSORS.

        A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

        B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.


XI.     WAIVER.

        No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XII.    EQUITY.

        A. STOCK OPTIONS. (I) Employee shall be granted non qualified stock options for 400,000 shares of Company common stock, and his stock option agreement shall reflect the following terms and conditions:

        -       Exercise price per share: $5


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        -       Vesting: 100,000 options shall be fully vested at the
                origination of this agreement. The remaining 300,000 options shall vest and may be exercised by Employee as follows: vesting shall occur over four years quarterly at 6.25% per quarter and 25% per year, with the first 25% vesting on the first anniversary of this Agreement; any and all vested options may be exercised by Employee; and all options shall be vested and may be exercised by Employee on a Change of Control (as defined in Section 3) of the Company.

        -       The options shall have a ten year term.

        - The options shall have the same antidilution, registration, preemptive and other rights, if any, associated with the options and underlying shares as to the extent applicable generally to other peer executives of the Company.

(II) If an equity financing by the Company is successfully completed in the third quarter of 2000, with at least $20,000,000 of gross proceeds to the Company is closed, additional options will be granted to Employee to purchase 25,000 shares of Company common stock, with the following terms and conditions:

        - Exercise price per share: Same price as shares sold in the financing.

        - Vesting: The options shall vest and may be exercised by Employee as follows: vesting shall occur over four years quarterly at 6.25% per quarter and 25% per year; any and all vested options may be exercised by Employee; and all options shall be vested and may be exercised by Employee on a Change of Control of the Company.

        -       The options shall have a ten year term.

        - The options shall have the same antidilution, registration, preemptive and other rights, if any, associated with the options and underlying shares as to the extent applicable generally to other peer executives of the Company.

(III) Any vested stock options granted to Employee will not be subject to termination or forfeiture as a result of any termination of employment other than for Cause under Section 3.

        B. RESTRICTED SHARES: The Employee shall be given the right through August 17, 2000 to purchase up to 20,000 shares of Company common stock at a purchase price of $6.50 per share. Such shares will be restricted and subject to the same general terms and conditions as contained in the Restricted Stock purchase Agreement between the Company and Gerald Knudson, provided that the Company's Right of Repurchase shall be at the greater of the then current Fair Market Value of the common stock of the Company or $6.50 per share and shall terminate with respect to shares purchased by Employee according to the following schedule: the shares shall vest and may not be repurchased by the Company without the Employee's consent as follows: vesting shall occur over twelve months quarterly at 25% per quarter with full vesting on the one year anniversary of the date of purchase, and all shares shall be vested on a Change of Control of the Company. Any vested shares would not be subject to repurchase, termination or forfeiture as a result of any termination of employment other than for Cause under Section 3 and shall be released from escrow.


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XIII.   INDEMNIFICATION.

        The Company shall defend and provide indemnification to Employee (including advancement of expenses) against any completed, threatened or pending action, suit or proceeding against or involving Employee or by or in the right of the Company to procure a judgment in its favor , by reason of the fact that Employee is or was an officer, employee, director or agent of the Company or is or was serving at the request of the Company as an officer, employee, director or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by Employee in connection with such action, suit or proceeding, to the fullest extent permitted under the laws of the state of Company's incorporation. The Company shall pay, advance and reimburse any defense costs and expenses (including attorneys' fees) of Employee in connection with any such action, suit or proceeding to the fullest extent permitted under the laws of the state of Company's incorporation. Employee shall stand in the same position under this Agreement with respect to the resulting or surviving entity if the Company merges with or consolidates with another entity.

XIV.    MODIFICATION.

        This Agreement may not be amended or modified other than by a written agreement executed by Employee and an officer of the Company duly authorized by the Company's Board of Directors.


XV.     SAVINGS CLAUSE.

        If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.


XVI.    COMPLETE AGREEMENT.

        This Agreement constitutes and contains the entire agreement and final understanding concerning Employee's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.


XVII.   GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of Washington without regard to principles of conflict of laws.


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XVIII.  CONSTRUCTION.

        Each party has cooperated in the drafting and preparation of this agreement. Hence, in any construction to be made of this agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this agreement are not part of the provisions hereof and shall have no force or effect.


XIX.    COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Patrick A. Quarles at, 15933 NE 83rd Court, Redmond, WA 98052 and at 34935 SE Douglas Street, Suite 110, Snoqualmie, WA 98065 or addressed to the Company at 34935 SE Douglas Street, Suite 110, Snoqualmie, WA 98065. Either party may change the address at which notice shall be given by written notice given in the above manner.


XX.     EXECUTION.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.


XXI.    LEGAL COUNSEL.

        In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them. Additionally, the Company represents that its Board of Directors has authorized and approved the terms of this Agreement.

        In witness whereof, the parties hereto have executed this Agreement as of the date first above written.


COMBIMATRIX CORPORATION

BY: GERALD D. KNUDSON



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     ITS PRESIDENT & CEO                     PATRICK A. QUARLES


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